12051 Indian Creek Court

Beltsville, Maryland  20705

Notice of Annual Meeting of Stockholders
to be held on May 18, 2004
and Proxy Statement

The Annual Meeting of Stockholders of Spherix® Incorporated (the “Company”) will be held at the Company’s headquarters, 12051 Indian Creek Court, Beltsville, Maryland 20705, on May 18, 2004, at 2:00 p.m., Eastern Daylight Time.

The items of business are:

(1)          Election of eight (8) Directors to serve until new Directors are elected at the next Annual Meeting or, should any resign after election or become incapable of serving, until the respective successors are duly appointed for the remainder of the year.

(2)          Ratification of the appointment of the independent accountants.

(3)          Transaction of other business that may properly come before the Meeting.

These items are more fully described in the following pages, which are hereby made part of this Notice.

The Company’s Proxy Statement, Proxy Card, Annual Report on Form 10-K, and Summary Annual Report for 2003 accompany this Notice.

Pursuant to the Bylaws of the Company, the Board of Directors has fixed the close of business on March 19, 2004 as the Record Date for determination of Stockholders entitled to Notice and to vote at the Annual Meeting and any adjournment thereof.  Only Common Stockholders of record on the date so fixed are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS
Katherine M. Brailer, Corporate Secretary

PLEASE EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.  IF YOU DO ATTEND THE MEETING AND VOTE PERSONALLY, YOUR PROXY WILL AUTOMATICALLY BE REVOKED AT THAT TIME.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 18, 2004

This Proxy Statement is being mailed on or about April 16, 2004, with the solicitation of Proxies in the accompanying form by the Board of Directors of Spherix® Incorporated, a Delaware corporation.  The Annual Meeting of its Stockholders will be held May 18, 2004, at 2:00 p.m. E.D.T., at the Company’s headquarters, 12051 Indian Creek Court, Beltsville, Maryland 20705.  The cost of solicitation of Proxies will be borne by the Company.  The Company will reimburse brokers, banks, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending Company-supplied Proxy materials to the beneficial owners of the Common Stock.  In addition to solicitations by mail, Directors, Officers and employees of the Company may solicit Proxies personally or by telegraph or telephone without additional compensation.

All shares represented by Proxy will be voted at the Annual Meeting in accordance with the choices specified on the Proxy, and where no choice is specified, in accordance with the recommendations of the Board of Directors.  Thus, where no choice is specified, the Proxies will be voted for the election of Directors and for ratification of the appointment of independent accountants.  A Stockholder giving a Proxy will have the power to revoke it at any time before it is exercised.  A Proxy will be revoked automatically if the Stockholder who executed it is present at the Annual Meeting and elects to vote in person.

Each Stockholder will be entitled to one vote for each share of Common Stock $.005 par value per share (“Common Stock”) held by the Stockholder at the close of business on March 19, 2004.  At that time, there were 11,968,111 shares of Common Stock outstanding.

In accordance with the laws of the State of Delaware and the Company’s Certificate of Incorporation and By-Laws, a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum for the transaction of business.  A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Abstentions and broker non-votes are not counted for purposes of the election of Directors.  An abstention will be counted as a vote against the approval of any other matter to come before the Annual Meeting.  Broker non-votes will not be voted for any other matter scheduled to come before the Annual Meeting.

It is anticipated that the Directors and Officers will vote their shares of Common Stock in favor of the Nominees for election to the Board of Directors listed herein and for ratification of the appointment of independent accountants listed herein.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders or, upon resignation or inability to serve, until their respective successors are duly appointed for the remainder of the year.  The Bylaws of the Company authorize up to eleven (11) Directors.  However, the Nominating Committee believes it is not presently necessary or cost effective to fill all Board positions.  Unless otherwise instructed, the persons named in the accompanying Proxy intend to vote the Shares represented by the Proxy FOR the election of the eight (8) Nominees listed below.  Although it is not contemplated that any Nominee will decline or be unable to serve as a Director, in such event, Proxies will be voted by the Proxy holder for such other persons as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected.  Election of a Board of Directors requires a plurality of the votes cast at the Meeting.

The current Board of Directors are Dr. Gilbert V. Levin, Dr. Lionel V. Baldwin, Mr. Douglas T. Brown, Mr. Thomas W. Gantt, Mrs. M. Karen Levin, Dr. Anne S. MacLeod, and Mrs. Carol Y. Sanchez.  The Board of Directors has determined that each of Messrs. Baldwin and Brown and Dr. MacLeod are independent Directors within the meaning of the applicable NASD rules.

The following table sets forth the Nominees for Membership on the 2004-2005 Spherix Board of Directors.  It also provides certain information about the Nominees as of March 19, 2004.

Nominees for Election to Board of Directors

Name	Age	Position	Director Since
Lionel V. Baldwin	71	Director	1976
Douglas T. Brown	50	Director	2004
A. Paul Cox, Jr.	66	Director Nominee
George C. Creel	70	Director Nominee
Thomas W. Gantt	62	Director, President and CEO	1999
Gilbert V. Levin	79	Chair and Executive Officer for Science	1967
M. Karen Levin	84	Director and Vice President for Communications	1968
Robert J. Vander Zanden	58	Director Nominee

Dr. Baldwin, Spherix Incorporated Board Member since 1976, currently serves as President of the National Technological University (NTU) Foundation of Fort Collins, Colorado.  He was the founding President of NTU from 1984 until his retirement in 2000.  Prior to creating NTU, he served as Dean of the College of Engineering at Colorado State University (CSU) for 20 years.  Dr. Baldwin has published more than 50 technical papers on turbulent diffusion in the atmosphere and educational technology issues.  In 1993, he was one of seventeen inducted into the Engineering Education Hall of Fame.  From 2000 until 2003, Dr. Baldwin served as a Director and Treasurer of the African Virtual University, Nairobi, a non-profit project of the World Bank and other major donors.  He previously served on the Board of Visitors of the Defense Acquisition University, the Air Force Institute of Technology, and the General Motors Institute.  Dr. Baldwin received a B.S. in Chemical Engineering from the University of Notre Dame, a S.M. in Chemical Engineering from Massachusetts Institute of Technology, and a Ph.D. from Case Institute of Technology.  He is not now, nor has he been for the past five years, a director of a public, for-profit company other than Spherix.

Mr. Brown, Spherix Incorporated Board Member since 2004, is Senior Vice President and Manager of the Government Contracting and Corporate Banking Groups for Riggs Bank N.A., Washington, DC.  Mr. Brown has been with Riggs since 2001 and previously worked for Bank of America, N.A. and its predecessor banks for 16 years as a Loan Officer, as well as a manager of Loan Officers throughout the Mid-Atlantic and New England.  Subsequent to 1990, the majority of Mr. Brown’s customers were companies that provided services to the Federal Government and State governments.  Mr. Brown holds a B.A. degree in Political Science from American University and a graduate degree from The Stonier Graduate School of Banking at the University of Delaware.  He is not now, nor has he been for the past five years, a director of a public, for-profit company other than Spherix.  Mr. Brown was elected to the Board in early 2004 upon the recommendation of certain members of the Board of Directors.

Mr. Cox brings both information technology and general corporate management experience to Spherix.  He holds a B.E.S. in Electrical Engineering and an M.S. in Management Science, both from The Johns Hopkins University.  Mr. Cox began his career designing special purpose digital computers for the Westinghouse Underseas Division, where he remained for seven years.  Advancing through technical assignments, he achieved increasing management responsibility in information systems, technical services and sales promotion, serving 13 years at IBM, nine years at Data Systems Corporation, and then as Chairman and CEO of the Codema Corporation.  He was then recruited by Standard Register as its Vice President and General Manager.  Now Principal of his own Asset Protection Company, Mr. Cox has served on various educational, industrial, civic and charitable boards.  He is not now, nor has he been, a director of a public, for-profit company, since his retirement as a Board Member of ATS Money Systems in 2000.

Mr. Creel received his Bachelor of Engineering degree in Mechanical Engineering from The Johns Hopkins University in Baltimore, Maryland, in 1955.  Except for a brief tour on active duty in the U.S. Army Corps of Engineers, he spent his full-time working career with the Baltimore Gas and Electric Company (BGE).  There, Mr. Creel rose from Junior Engineer to Chief Mechanical Engineer, to Executive Vice President and Acting Chief Operating Officer until his retirement from BGE in 1997.  His general management experience, including strategic planning and focusing on performance management, brings added strength to Spherix.  He is now Executive Consultant and Chair of the Board of Advisors for the University of Maryland Center for Quality and Productivity.  He specializes in leadership development, executive coaching, strategic planning, and performance management.

Mr. Creel serves on advisory boards for several engineering schools.  He is not now, nor has he been for the past five years, a director of a public, for-profit company.

Mr. Gantt was elected President and CEO of Spherix Incorporated effective September 1, 2003, and has served as a member of the Board of Directors since 1999.  He previously served as President of TWG Associates, a company he founded in 1996 to consult with government contractors on financial aspects of their businesses, which company he has now dissolved.  Mr. Gantt previously served corporations in a variety of senior financial and administrative positions.  His 30 years of such experience include the positions of Director of Finance and Contracts Administration at University Research Corporation, Comptroller and Manager of Administrative Services at Applied Management Sciences, Manager of Administration/Accounting at Hittman Associates and Director of Finance and Administration at the Graduate School of the U.S. Department of Agriculture.  He also served as Executive Director and Chief Financial Officer of The Battle of Normandy Foundation.  Prior to his nomination for a Board position, Mr. Gantt served Spherix as a financial consultant.  He obtained his B.S. degree in business administration and accounting at Texas A & M University - Corpus Christi in 1966, and successfully completed graduate studies in business and organizational development at Fairleigh Dickinson University and The Johns Hopkins University.  He is not now, nor has he been for the past five years, a director of a public, for-profit company other than Spherix.

Dr. Levin founded Spherix Incorporated in 1967 and has been Chair, President and/or Chief Executive Officer since incorporation.  He currently serves as Chairman of the Board and Executive Officer for Science.  Dr. Levin previously served in the public health departments of Maryland, California, and the District of Columbia and, subsequently, as a research scientist and corporate official.  Among his inventions are low-caloric sweeteners; biological nutrient removal (BNR) for municipal wastewater, rapid detection and identification of microorganisms; and the Labeled Release life detection experiment that landed on Mars in 1976 aboard NASA’s Viking Mission.  He holds a Bachelor’s, Master’s, and a Ph.D., all from The Johns Hopkins University, where he also served on its Board of Trustees and presently serves on its National Advisory Councils for the Whiting School of Engineering and the Sheridan Libraries.  He is not now, nor has he ever been, a director of a public company other than Spherix.  He has not worked for any company other than Spherix for the past 37 years.

Mrs. Levin is Spherix Incorporated’s Vice President of Corporate Communications and is an original member of the Board of Directors.  Mrs. Levin leads Spherix’s public relations information efforts and coordinates proposals for government and commercial business development.  She served as Director of the Company’s Information Services Division for 25 years, while it grew into a major sector spawning the Government and Commercial Information Divisions.  Previously, Mrs. Levin was science and medical reporter and writer for the Washington Bureau of Newsweek magazine.  She also served as writer and public information consultant to the National Institute of Mental Health.  She joined the Company in 1968, a year after its founding.  Mrs. Levin holds a B.A. in English from Vassar College.  Mrs. Levin is the wife of Dr. Levin.  She has worked for no other company since 1968, nor has she been a director of any public company.

Dr. Vander Zanden, having served in two Vice President positions with Kraft Foods International, brings a long and distinguished career in technical and business aspects of the food science industry to Spherix.  Dr. Vander Zanden holds a Ph.D. in Food Science from Kansas State University, and an M.S. and B.S. in Chemistry, the latter from the University of Wisconsin – Platteville, where he was recently awarded Distinguished Alum status.  In his 25-year career, he has been with ITT Baking Company as a Product Development Scientist, with Ralston Purina as Manager Dietary Foods R&D, with Keebler as Group Director, Product and Process Development, and with Grupo Gamesa, a Frito-Lay Company, as Vice President, Technology.  His focus on achieving product and process innovation through training, team building and creating positive working environments has resulted in his being recognized with many awards for product and packaging innovation.  Dr. Vander Zanden retired from Kraft Foods in 2004.  He is not now, nor has he been, for the past five years, a director of a public, for-profit company other than Spherix.

In November 2003, Mr. Thomas G. Moore resigned from the Board of Directors.  In February 2004, Dr. Anne S. MacLeod and Mrs. Carol Y. Sanchez announced their resignations from the Board effective May 18, 2004.

The Board of Directors has determined that each of Messrs. Baldwin, Brown, Cox, Creel and Vander Zanden, constituting a majority of the Nominees, will be independent Directors within the meaning of the applicable NASD rules upon their election.

The by-laws provide that a stockholder of the Company entitled to vote for the election of Directors may nominate persons for election to the Board of Directors by providing written notice to the Secretary of the Company not less than 10 and not more than 30 days prior to the Annual Meeting.  Such notice shall include (i) the name and address of the stockholder and of each person to be nominated, (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all understandings between the stockholder and each nominee and other person (naming such person) pursuant to which the nomination is to be made by the stockholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Each non-employee Director was paid an annual retainer of $2,000 and fees of $1,200 for each Meeting of the Board and each in-person Committee Meeting he or she attended that did not coincide with a Board Meeting.  In 2003, each of the non-employee Directors was granted options for 3,000 shares of Common Stock, with the exception of Thomas Gantt, who was granted 2,000 shares that were prorated for Board membership prior to becoming an employee.  The options have an exercise price of $6.35 per share and expire on November 23, 2008.  Employee Directors are not paid for their services as Directors, nor do they receive options for their service as Directors.

No Director serves as a director of any other publicly-held company.  There is not and has not been for the previous two fiscal years any relationship between the Company and any public company in which any Director has a 1% or greater interest.

Board of Directors and Committee Meetings in Board Year 2003-2004

The Company’s Board of Directors held four (4) regular Meetings from May 15, 2003, to February 2004, all of which were attended by all members.  In addition, there were three (3) special meetings attended by all members.  The Board of Directors has seven (7) Committees:  Audit, BioSpherix Oversight, Compensation, Employee Benefits, Executive, InfoSpherix Oversight, and Nominating.  The Committees generally meet quarterly.

The original Audit Committee members during this time period were Mr. Moore, Chair; Mr. Gantt; and Dr. MacLeod.  Dr. Baldwin was appointed to replace Mr. Gantt after he was elected President and CEO and resigned from the Audit Committee on August 26, 2003.  Mr. Brown was appointed to the Audit Committee and elected its Chair after Mr. Moore’s resignation on November 24, 2003.  The Committee has authority to review the financial records of the Company, deal with its independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of the Company’s business.  There were four (4) Audit Committee Meetings, three of which were attended by all members.  Dr. MacLeod was unable to attend the August 26, 2003 Meeting.  The Company has updated the charter of the Audit Committee in view of recent rule changes.  The revised Audit Committee Charter is available on the Company’s website at www.spherix.com.  A copy of the Audit Committee Charter is attached hereto as Attachment A.  Each of the Audit Committee members satisfy the independence requirements and other established criteria of the NASD and the Securities and Exchange Commission.  The Board of Directors believes that while the members of its Audit Committee have substantial financial and management experience and are fully qualified to carry out the functions of the Audit Committee, none of its members meets the requirements of an audit committee financial expert as defined in the Securities and Exchange Commission rules.

The BioSpherix Oversight Committee provided oversight and guidance to the BioSpherix Division.  Its members were Dr. Baldwin, Chair; Mr. Gantt; and Dr. Levin.  There were three (3) meetings, attended by all Committee Members.  This Committee was disbanded on August 26, 2003.

The Compensation Committee recommends various incentives for key employees to encourage and reward increased corporate financial performance, productivity and innovation.  Its members are Dr. Baldwin, Chair; Dr. MacLeod, and Mr. Moore, who resigned on November 24, 2003, and was not replaced.  There were three (3) meetings, attended by all Committee Members.

The Employee Benefits Committee oversees the management of the Company’s Retirement Plan and all non-compensation fringe benefits.  Its members during 2003 were Mrs. Sanchez, Chair; Mrs. Levin; and Mr. Gantt, who was appointed on October 20, 2003.  Two (2) meetings were held and were attended by all Committee members.

The Executive Committee may act on behalf of the Board of Directors on matters requiring action in the interim between meetings of the full Board.  Its members during 2003 were Dr. Levin, Chair; Dr. Baldwin; Mr. Gantt, appointed on October 20, 2003; and Mr. Moore, who resigned on November 24, 2003.  No meetings were held by this Committee.

The InfoSpherix Oversight Committee provided oversight and guidance to the InfoSpherix Division.  Its members were Mr. Gantt, Chair; Dr. Baldwin; and Dr. Levin.  There were three (3) meetings, attended by all Committee Members.  This Committee was disbanded on August 26, 2003.

The Nominating Committee recommends to the Board for adoption by the Board the proposed Board for election by the Stockholders.  Its members are Dr. Levin and Mrs. Levin, who held one (1) meeting.  The Nominating Committee Charter is available on the Company’s website at www.spherix.com.  The Nominating Committee does not have any formal minimum qualifications for Director candidates.  The Nominating Committee identifies candidates by first evaluating the current members of the Board willing to continue in service.  Current members of the Board who are willing to continue in service are considered for re-nomination.  If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating Committee then identifies the desired skills and experience of a new candidate.  Among other factors, when considering a prospective candidate, the Nominating Committee considers a candidate’s business experience and skills, personal integrity and judgment, and possible conflicts of interest.  To date, the Nominating Committee has not utilized the services of any search firm to assist it in identifying director candidates.  The Nominating Committee’s policy is to consider Director candidate recommendations from its stockholders which are received no later than December 31 prior to any annual meeting, including confirmation of the candidate’s consent to serve as a director.  Upon receipt of such a recommendation, the Nominating Committee will solicit appropriate information about the candidate in order to evaluate the candidate, including information that would need to be described in the Company’s proxy statement if the candidate were nominated.  Candidates recommended by stockholders will be evaluated on the same basis as other candidates.

The Company has adopted a worldwide Code of Ethics which is available on the Company’s website at www.spherix.com.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth the shares of Common Stock beneficially owned by all Officers and Directors as a group as of March 19, 2004.  Except for Dr. Levin, Chair of the Board and Executive Officer for Science; Mrs. Levin, Vice President for Communications; and RGC International Investors LDC (“RGC”), c/o Rose Glen Capital Management, L.P., 251 St. Asaphs Road, Suite 200, 3 Bala Plaza East, Bala Cynwyd, Pennsylvania 19004, no person is known by the Company to own beneficially more than 5% of the outstanding Common Stock.  The ownership of Dr. and Mrs. Levin is detailed below.  As of December 31, 2003, RGC owned no shares of Common Stock and held warrants to acquire up to 1,085,973 shares of Common Stock, exercisable at $6.90625 per share.  On February 18, 2004, RGC exercised warrants for the purchase of 500,000 shares of common stock and the remaining warrants to acquire up to 585,973 shares of common stock were extended to February 25, 2008, at an exercise price of $7.00 per share.  The warrants provide, however, that the ownership of RGC and its affiliates may not exceed 9.9% of the outstanding shares of Common Stock of the Company.

Beneficial Ownership of Common Stock by Officers and Directors

Title of Class	Name of Beneficial Owner	Amount and Nature of Ownership		Percent Of Class
Common	Gilbert V. Levin	1,390,335	(1) (2)	11%

Common	M. Karen Levin	1,343,609	(2)	11%

Common	Carol Y. Sanchez	106,800	(2)	*

Common	Thomas W. Gantt	30,000	(2)	*

Common	Lionel V. Baldwin	28,818	(2)	*

Common	Richard C. Levin	17,298	(2)	*

Common	Anne S. MacLeod	7,500	(2)	*

Common	Roger A. Downs	2,750	(2)	*

Common	Douglas T. Brown	0	(2)	*

Common	Joseph Riemer	0	(2)	*

Common	All Officers and Directors as a Group (9)	2,927,110	(2)	23%

*                 Less than 1% of the outstanding shares of Common Stock of the Company.

(1)          Includes 1,600 shares held jointly with M. Karen Levin.

(2)          Included in the number of shares beneficially owned by G.V. Levin, M.K. Levin, C.Y. Sanchez, T.W. Gantt, L.V. Baldwin, R.C. Levin, A.S. MacLeod, R.A. Downs, D.T. Brown, J. Riemer and All Officers and Directors as a Group are 169,437, 63,500, 4,000, 30,000, 7,000, 16,500, 7,000, 2,750, 0, 0, and 300,187 shares, respectively, which such persons have a right to acquire within 60 days pursuant to stock options.

As of March 19, 2004, Dr. Levin, Chair and Executive Officer for Science, and Mrs. Levin, Vice President for Communications, 3180 Harness Creek Rd., Annapolis, Maryland, beneficially owned in the aggregate 2,733,944 shares of Common Stock (22% of the 12,719,784 outstanding shares (1)).  Dr. Levin and Mrs. Levin are husband and wife.  As principal stockholders of the Company, they are considered control persons with respect to the Company.

All Directors and Officers as a group, as beneficial owners of 2,927,110 shares of Common Stock, owned 23% of the 12,719,784 outstanding shares(1). With the exception of RGC and Cede & Co., the holder of record for certain brokerage firms and banks, no other person is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

In February 2001, the Board of Directors adopted the Rights Agreement (the “Agreement”).  The Agreement provides each stockholder of record a dividend distribution of one “right” for each outstanding share of the Company’s Common Stock.  Rights become exercisable at the earlier of ten days following:  (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of the Company’s Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of the outstanding Common Stock of the Company.  All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2010.  Each right entitles a stockholder to acquire at a stated purchase price, 1/100 of a share of the Company’s preferred stock, which carries voting and dividend rights similar to one share of its Common Stock.  Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of the Company’s Common Stock at a price per share equal to one-half of the average market price for a specified period.  In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option.  The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement.  At the discretion of a majority of the Board and within a specified time period, the Company may redeem all of the rights at a price of $0.001 per right.  The Board may also amend any provisions of the Agreement prior to exercise.

(1)          Includes 751,673 shares which could be acquired pursuant to stock options or warrants within 60 days.

Executive Officers

Officers are elected annually by the Board of Directors.  The Executive Officers of the Company as of March 19, 2004, are listed in the following table.

Executive Officers as of March 19, 2004

Name	Age	Position
Roger A. Downs	57	Vice President of ReserveWorld, InfoSpherix Division
Thomas W. Gantt	62	Director and President and Chief Executive Officer
Gilbert V. Levin	79	Chair and Executive Officer for Science
M. Karen Levin	84	Director and Vice President for Communications
Richard C. Levin	51	Executive Vice President and Chief Financial Officer
Joseph Riemer	55	VP and Director of R&D of the BioSpherix Division

Mr. Gantt, and Dr. and Mrs. Levin’s professional experience are discussed above.

Mr. Roger A. Downs was elected to the Office of Vice President of ReserveWorld, InfoSpherix Division on February 17, 2004.  Mr. Downs previously served as Vice President of InfoSpherix Operations and as Director of Business Development and Director of the Commercial Information Services Division, where he grew a strong health-related pharmaceutical program for the Firm.  Prior to joining Spherix, he served as Senior Vice President-Quality Service at Standard Federal Savings Bank in Frederick, Maryland, Vice President-Sales at Dynatech Packet Technology in Springfield, Virginia, and Senior Vice President-Retail Banking at Bankers Trust Company in Des Moines, Iowa.  Mr. Downs holds a M.P.A. from Drake University School of Public Administration in Des Moines, Iowa and a B.S. from Upper Iowa University in Fayette, Iowa.  He is not now, nor has he been for the past five years, a director of a public, for-profit company other than Spherix.

Mr. Richard C. Levin joined the Company in 1991 as Business Manager.  Mr. Levin has progressed through various executive positions within the Company and served as the CFO and Vice President for Administration during 2002.  In February 2003, Mr. Levin was promoted to the position of Interim President of the InfoSpherix Division.  Prior to joining Spherix, he was the General Manager of the Catalyst Research Division of the Mine Safety Appliances Company.  Mr. Levin holds a B.S. in business administration from the University of Baltimore and is a C.P.A. in the State of Maryland.  Mr. Levin is the nephew of Dr. and Mrs. Levin and the cousin of Mrs. Sanchez.  He is not now, nor has he been for the past five years, a director of a public, for-profit company other than Spherix.

Joseph Riemer joined Spherix Incorporated in January of 2004 as Director of R&D of the BioSpherix Division.  In February 2004, he was elected by the Board to the Office of Vice President of the BioSpherix Division.  Dr. Riemer served in various business management and scientific leadership positions in the food and consumer healthcare industries for the last 25 years, including seven years with Pfizer as a Director of Global Operations Development of the Adams Confectionery Division.  Prior to joining Spherix, he was president of Classical Microwave Technologies, Inc.  Dr. Riemer holds a Ph.D. in Food Science and Technology from MIT and a B.Sc. in Food Engineering and Biotechnology from Technion in Israel.  He is not now, nor has he been for the past five years, a director of a public, for-profit company other than Spherix.

Executive Compensation Tables

Summary of Compensation in Last Three Fiscal Years

The following summary of compensation table sets forth the compensation paid by the Company during the three years ended December 31, 2003, to Executive Officers earning in excess of $100,000 during any year.

Summary of Compensation

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards	No. of Securities Underlying Options (3)	LTIP Payouts ($)	All Other Compensation ($)
David H. Affeldt	2003	171,000	—	1,500	—	—	—	—
President and Chief	2002	220,500	—	7,200	—	280,000	—	5,000
Operating Officer	2001	210,000	24,395	7,200	—	235,000	—	4,250

Roger A. Downs	2003	118,600	—	7,200	—	1,500	—	3,145
Vice President,	2002	124,800	—	7,200	—	—	—	3,921
Operations	2001	120,000	10,075	7,200	—	1,500	—	3,503

Thomas W. Gantt	2003	65,625	—	2,100	—	114,000	—	—
Chief Executive Officer and President

Gilbert V. Levin	2003	221,800	—	7,200	—	100,000	—	4,538
Chief Executive Officer*	2002	233,500	—	7,200	—	122,750	—	4,728
	2001	224,400	32,584	7,200	—	5,000	—	4,250

M. Karen Levin	2003	91,400	—	7,200	—	61,000	—	2,335
Vice President for	2002	96,200	—	7,200	—	—	—	3,029
Communications	2001	92,500	8,059	7,200	—	2,000	—	2,773

Richard C. Levin	2003	151,600	—	7,200	—	10,000	—	3,803
CFO and Vice President	2002	141,800	—	7,200	—	—	—	4,341
for Administration	2001	135,000	10,281	7,200	—	107,500	—	3,972

*      On September 1, 2003, G. Levin stepped down as Chief Executive Officer and assumed the position of Executive Officer of Science.

(1)          Bonuses are based on the financial performance of the Company and are awarded by the Board of Directors pursuant to an incentive compensation plan.

(2)          Includes compensation expense for automobile allowances.

(3)          Represents the number of options.

Option Grants in Last Fiscal Year

The following option grants table sets forth the total options granted by the Company during the year ended December 31, 2003, to the Executive Officers earning in excess of $100,000 during the year.

Option Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price per Share ($)	Expiration Date
Roger A. Downs	1,500	0%	6.350	11/23/2008
Thomas W. Gantt	100,000	25%	8.700	8/26/2011
	14,000	3%	6.350	11/23/2008
Gilbert V. Levin	100,000	25%	8.670	11/11/2008
M. Karen Levin	60,000	15%	8.670	11/11/2008
	1,000	0%	6.985	11/23/2008
Richard C. Levin	10,000	2%	6.350	11/23/2008

The Spherix Incorporated 1997 Stock Option Plan (the “1997 Plan”) was approved by the Company’s Stockholders on May 15, 1998.  The 1997 Plan provides for the grant of incentive stock options and non-qualified stock options to select employees of the Company.  The 1997 Plan provides for the issuance of up to 1,000,000 shares of Common Stock.  As of December 31, 2003, there were 620,650 outstanding options granted to individuals including the above-named Officers, including 272,404 that were exercisable as of such date.

Aggregated Options Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following aggregated options table sets forth the total options exercised during the year ended December 31, 2003, and fiscal year-end (FYE) 2003 option values for those Executive Officers earning in excess of $100,000 during the year.

Aggregated Options Exercises

	No. of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at FYE	Value of Unexercised In-the-Money Options at FYE
Name			Exercisable/ Unexercisable	Exercisable ($)/ Unexercisable ($)
David H. Affeldt	65,000	101,745	—	—
Roger A. Downs	—	—	2,750/3,000	223/137
Thomas W. Gantt	—	—	30,000/87,000	182/1,080
Gilbert V. Levin	—	—	138,937/95,813	33,881/101,642
M. Karen Levin	—	—	63,500/2,500	—/—
Richard C. Levin	—	—	16,500/117,500	683/908

Long-Term Incentive Plans - Awards in Last Fiscal Year

There were no long-term Incentive Plan awards during 2003.

Compensation Agreements

To ensure the availability of their services to the Company after their retirement, Dr. and Mrs. Levin each have entered into Consulting Agreements with the Company.  Mrs. Levin has agreed to provide the Company post-retirement consulting services of not less than twenty-four (24) days per year for ten (10) years at a daily rate equal to 125% of her respective maximum average daily rate of salary adjusted in subsequent years for changes in the cost of living.  On March 23, 2004, the Board approved a Restated Consulting Agreement for Dr. Levin, which limits his post-retirement consultation to any Company requests that may be issued to him from time to time.  No minimum amount of consulting time is required.  For any consulting time so requested and provided, Dr. Levin will be compensated at the rate of $2,000 per day, subject to the Federal CIP, plus related expenses.  Mrs. Levin’s Consulting Agreement remains unchanged.

Dr. and Mrs. Levin and the Company have entered into supplementary retirement plan (SERP) agreements pursuant to which they will receive retirement compensation based on the difference between seventy and sixty percent (70% and 60%, respectively) of their average annual total compensation, and their social security payments plus assumed returns from investment of their funded pension plans.  The supplementary retirement plan is unfunded.  No accruals for such were required in 2003.  On March 23, 2004, Dr. Levin’s Employment Agreement was amended and restated.  It provides lifetime payments of $12,500 each quarter following his full retirement from the Company.  This Restated Agreement supersedes and replaces all previous agreements, including the SERP mentioned above, concerning Spherix’s obligations for Dr. Levin’s retirement benefits.  Mrs. Levin’s SERP remains unchanged.

The Company has also agreed to fund long-term, continuous lifetime long-term care and healthcare policies for Dr. and Mrs. Levin for their many years of service.

Effective January 1, 1990, the Company established the Spherix Incorporated 401(k) Retirement Plan.  The Plan is a discretionary defined contribution plan and covers substantially all employees who have attained the age of 21, have completed six months of service, and have worked a minimum of 500 hours.  The Company matches an amount equal to 50% of the employees’ contribution, up to 5% of the employees’ eligible compensation.  No Spherix stock has been bought by this fund or issued to it by the Company in lieu of cash contributions.

Equity Compensation Plan Information

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options and rights under all of the Company’s existing equity compensation plans as of December 31, 2003 (all of which have been approved by the Company’s stockholders), as well as rights to acquire shares of the Company’s Common Stock granted to an unaffiliated investor pursuant to a warrant issued by the Company in connection with a private placement of securities and rights to acquire shares of Company Common Stock granted to the non-employee members of the Board of Directors of the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (#)	Weighted average exercise price of outstanding options, warrants and rights (b) (#)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (#)
Equity compensation plans approved by security holders	620,650	$8.02	263,550

Equity compensation	Options(1)		N/A
plans not approved by	33,000	$7.00
securities holders	Warrants(2):
	1,085,973	$7.00

Total	1,739,623	$7.31	263,550

(1)          Consists of stock options issued to the Board of Directors.

(2)          Consists of warrant issued to an unaffiliated institutional investor in connection with a private placement of securities.

COMMITTEES

Committees are appointed annually by the Chair.

Report of the Compensation Committee

The following report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report or the performance graphs by reference therein.

The Company’s compensation program for Executives consists of five key elements:

•                  a base industry competitive salary;

•                  a car allowance;

•                  an annual review of the salary by the Board;

•                  a Company-performance-based annual bonus opportunity; and

•                  stock options based on individual performance.

The Compensation Committee believes that this multi-part approach serves the interests of the Company and its Stockholders.  It enables the Company to meet the requirements of the highly competitive environment in which the Company operates, while ensuring that Executive Officers are compensated in a way that advances both the short-term and long-term interests of Stockholders.  Under this approach, compensation for these Officers involves a high proportion of pay that is “at risk” – namely, the annual bonus and stock options.  The annual bonus is based on Company performance in meeting or exceeding its Annual Business Plan and Critical Success Factors as determined by the Board.  Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s Stockholders.

Base Salary - Base salaries for the Company’s Executive Officers, as well as changes in such salaries, are determined annually, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position and the contribution and experience of the Officer and the length of the Officer’s service.

Annual Review – Executive Officers’ performances are reviewed annually by the Compensation Committee.

Annual Bonus – No annual bonuses for 2003 were paid to Executive Officers of the Company under the Company’s Amended And Restated Incentive Compensation Plan (the “Incentive Plan”).  The Incentive Plan, which pays awards in cash, is administered by the Board on the recommendation of the Compensation Committee.  The Committee’s recommendations are based on achievement of “expected,” “excellent,” or “outstanding” performance under the Company’s Annual Business Plan.  No awards were made because the Committee determined that the 2003 targets had not been met.

Stock Options - The final component of the Company’s Executive compensation program is the grant of stock options.  The number of options granted is based on each Executive’s individual performance, level of responsibility, and the Company’s performance.  The Compensation Committee recommends such awards to the Board for action.  Stock options are used as incentives to motivate the key managers of the Company’s operations as well as Company Executive Officers, and to induce the Executive to remain in the employment of the Company.  Accordingly, the Compensation Committee permits stock options to be exercisable with tenure requirement.

As the former Chief Executive Officer and current Executive Officer for Science, Dr. Levin is compensated pursuant to an employment agreement entered into on May 15, 2002 and which was amended and restated on March 23, 2004, and expires on December 31, 2004.  The agreement provides for a 2004 annual base salary of $118,000 and the opportunity for annual bonuses under the Incentive Plan.  On September 1, 2003, Dr. Levin stepped down from his position as Chief Executive Officer of the Company and assumed the position of Executive Officer for Science.  In recognition of his long-time contributions to the Company, Dr. Levin was awarded options for 100,000 shares of the Company’s Common Stock in November 2003 under the 1997 Stock Option Plan at the then current strike price.  Dr. Levin was not awarded a bonus since the Company did not meet the 2003 performance targets.

On September 1, 2003, Thomas W. Gantt, a member of the Board of Directors, was elected to the position of Chief Executive Officer and President of the Company at an annual salary of $225,000, at which time he was issued options for 100,000 shares of the Company’s common stock under the 1997 Stock Option Plan at the then current strike price.  In November 2003, he was issued options for the purchase of 14,000 additional shares of the Company’s common stock under the 1997 Stock Option Plan at the then current strike price.  Effective January 1, 2004, Mr. Gantt’s annual salary was increased to $235,000.

This report is submitted by the Compensation Committee of the Board of Directors:

Lionel V. Baldwin, Chair
Anne S. MacLeod

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Spherix during the fiscal year ended December 31, 2003, consisted of Dr. Baldwin and Dr. MacLeod; Mr. Moore resigned from the Committee on November 24, 2003 and was not replaced.  Neither of these individuals has served as an Officer or employee of the Company nor is there any other relationship between any member of the Compensation Committee and the Company which is required to be disclosed under applicable proxy regulations.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

During fiscal 2003, in overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues.  Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors.  The Committee’s review included receipt of written disclosures and letter from the outside auditors as well as a discussion with the outside auditors of matters required pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Company’s outside auditors, the Committee, among other things, discussed with the auditors matters relating to their independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee of the Board of Directors:

Douglas T. Brown, Chair
Lionel V. Baldwin
Anne S. MacLeod

Grant Thornton LLP Fees For Fiscal 2003

The following table sets forth the fees paid by the Company to Grant Thornton LLP for audit and other services provided for 2003 and 2002:

	2003	2002

Audit fees	$81,300	$77,600
Tax fees	$9,500	$9,000
Total	$90,800	$86,600

The Audit Committee considered whether the provision of services referenced above under “All Other Fees” is compatible with maintaining Grant Thornton’s independence. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year.  The Audit Committee may also pre-approve particular services on a case-by-case basis.

Performance Graph

The following graph assumes $100 was invested on December 31, 1998 in Spherix Common Stock, the S&P 500 Index and the S&P small cap 600.  It compares the cumulative total return on each, assuming reinvestment of dividends, for the five-year period ended December 31, 2003.

Cumulative Total Return
Based upon an initial investment of $100 on December 31, 1998 with dividends reinvested

	1998	1999	2000	2001	2002	2003

Spherix Cum $	$100.00	$80.73	$73.39	$139.30	$110.09	$94.53

S & P 500 Cum $	$100.00	$121.05	$110.02	$96.95	$75.52	$97.19

S & P Small Cap 600 Cum $	$100.00	$112.40	$125.67	$133.88	$114.30	$158.66

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS
(Item 2 on the Proxy Card)

The Board of Directors has reappointed the firm of Grant Thornton LLP to be the Company’s independent accountants for the year 2004 and recommends that Stockholders vote “FOR” ratification of that appointment.  The Company is advised that no member of the firm of Grant Thornton LLP has any interest, financial or otherwise, direct or indirect, in the Company.  A representative from Grant Thornton LLP will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer questions.  If the Stockholders, by the affirmative vote of a majority of the shares of Common Stock represented at the Meeting, do not ratify the selection of Grant Thornton LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

OTHER BUSINESS
(Item 3 on the Proxy Card)

As of the date of this statement, the management of Spherix Incorporated has no knowledge of any business that may be presented for consideration at the Annual Meeting, other than that described above.  As to other business, if any, that may properly come before the Annual Meeting, or any adjournment thereof, it is intended that the Proxy hereby solicited will be voted in respect of such business in accordance with the judgment of the Proxy holders.

STOCKHOLDER PROPOSALS

Stockholders intending to present a proposal at the 2005 Annual Meeting of Stockholders must submit such proposals to the Company at 12051 Indian Creek Court, Beltsville, MD 20705, no later than December 3, 2004.  The Company’s by-laws provide that any stockholder wishing to nominate a Director must do so in writing delivered to the Company at least ten (10) days and not more than thirty (30) days prior to the Annual Meeting.  For further details, please see the discussion under Item One hereof.

BY ORDER OF THE BOARD OF DIRECTORS,
Katherine M. Brailer, Corporate Secretary

ATTACHMENT A

SPHERIX INCORPORATED
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
AMENDED AND RESTATED CHARTER

I.                                         PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•                       Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•                       Appoint, compensate, retain and oversee the Corporation’s independent accountants.

•                       Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, if established in the future, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in this Charter.

II.                                     COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence and experience requirements of NASDAQ, the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board following each annual stockholders meeting for a term extending until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Committee Chair by majority vote of the full Committee membership.

III.                                 MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet periodically with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.                                RESPONSIBILITIES AND DUTIES

The Audit Committee shall have the sole authority to appoint or replace the independent accountants (subject, if applicable, to shareholder ratification).  The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.  The independent accountant shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent accountants.  The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting for approval.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.  The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accountants for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make at least annual reports to the Board, including review and reassessment of the adequacy of this Charter.  The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Audit Committee, to the extent it deems it necessary or appropriate, shall:

Documents /Reports Review

1.                                       Review the organization’s annual financial statements, its annual Form 10-K and any other reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants. This review should include the nature and extent of any changes in accounting principles or their application.

2.                                       Review with financial management and the independent accountants each of the Corporation’s Forms 10-Q prior to its filing.

Independent Accountants

3.                                       On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence, including non-audit services provided and the related fees for such services.

4.                                       Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

5.                                       Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

6.                                       Review and discuss reports from the independent accountants on:

(a)                                  All critical accounting policies and practices to be used.

(b)                                 All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants.

(c)                                  Other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

7.                                       Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.                                       On an annual basis, review and evaluate the lead partner of the independent accountants team.

9.                                       On an annual basis, evaluate the qualifications, performance and independence of the independent accountants, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors.  The Audit Committee shall present its conclusions with respect to the independent accountants to the Board.

10.                                 Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

Financial Reporting Processes

11.                                 In consultation with the independent accountants, review the integrity of the Corporation’s financial reporting processes, both internal and external.

12.                                 Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

13.                                 Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants or management.

14.                                 At least annually the Committee should arrange to have our outside auditors present any new accounting, financial and auditing releases to assure that the Committee is familiar with new releases that have application to the Corporation’s financial reporting process.

15.                                 Review disclosures made to the Audit Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

Process Improvement

16.                                 Establish regular reporting to the Audit Committee by management and the independent accountants regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

17.                                 Following completion of the annual audit, review with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

18.                                 Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

19.                                 Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

20.                                 Review and evaluate if an internal audit function is appropriate. If instituted, review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing.

21.                                 Consider the adequacy of the Corporation’s computerized information system controls and security.

22.                                 Review significant findings and recommendations of the independent accountant together with management’s responses thereto.

Ethical and Legal Compliance

23.                                 Review and recommend updates periodically to the Corporation’s code of ethical conduct, if any, and ensure that management has established a system to enforce this code.

24.                                 Review management’s monitoring of the Corporation’s compliance with the organization’s ethical code, and ensure that management has the proper review system in place to ensure that Corporation’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

25.                                 Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

26.                                 Review with the Corporation’s counsel legal compliance matters including corporate securities trading policies.

27.                                 Review with the Corporation’s counsel any legal matter that could have a significant impact on the organization’s financial statements.

28.                                 Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

The duties and responsibilities of the members of the Committee are in addition to those duties set out for a member of the Board of Directors.